Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3D) No. 333-159939, and in the prospectus thereto, of our report dated April 1, 2013, with respect to the financial statements of United Development Funding III, L.P., included in this Annual Report on Form 10-K as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010.

/s/ Whitley Penn LLP

Dallas, Texas

April 1, 2013